Putnam Dynamic Asset Allocation Conservative Fund, March 31,
2015, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	     3,948
Class B	     115
Class C	     342
Class M	     65

72DD2 (000s omitted)

Class R	     53
Class R5     2
Class R6     72
Class Y	     887

73A1

Class A	     0.096
Class B	     0.055
Class C	     0.057
Class M	     0.069

73A2

Class R	     0.084
Class R5     0.112
Class R6     0.116
Class Y	     0.110

74U1 (000s omitted)

Class A	     43,132
Class B	     2,089
Class C	     6,580
Class M	     965

74U2 (000s omitted)

Class R	     782
Class R5     21
Class R6     899
Class Y	     9,552

74V1

Class A	     10.95
Class B      10.88
Class C      10.83
Class M	     10.84

74V2

Class R      11.23
Class R5     10.98
Class R6     10.99
Class Y	     10.99

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.